Kingsway Announces Closing of Previously Announced Sale of its Holdings of Atlas Preferred Shares
Toronto, Ontario (August 1, 2013) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) announced today that it entered into a definitive agreement with Atlas Financial Holdings, Inc. (“Atlas”) to sell all of the outstanding preferred shares of Atlas that it owns for 90% of liquidation value, or U.S.$16.2 million. The transaction closed today. Approximately U.S.$8.3 million of the purchase price was paid today upon the execution of the agreement, with the remaining amount to be paid over time as disclosed in the Company's July 8, 2013 press release and related 8-K filing.
About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements, including, without limitation, our potential inability to complete the proposed rights offering. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled “Risk Factors” in the Company's 2012 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.